Exhibit 99.1

TD SYNNEX Announces Pricing of Secondary Public Offering of Common Stock and Concurrent Share Repurchase

FREMONT, CA and CLEARWATER, FL, January 29, 2024 – TD SYNNEX Corporation (NYSE: SNX) (“TD SYNNEX” or the “Company”) today announced the pricing of the previously announced secondary public offering of 7,625,000 shares of its common stock. All of the shares in the offering are being sold by certain entities managed by affiliates of Apollo Global Management, Inc. (the “Selling Stockholders”). The offering is expected to close on or about January 31, 2024, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 1,143,750 shares of common stock from the Selling Stockholders. TD SYNNEX will not receive any of the proceeds from the sale of shares by the Selling Stockholders in the offering.

In addition, the Company has agreed to purchase from the underwriters 1,375,000 shares of common stock that are the subject of the offering at a price per share equal to the price per share to be paid by the underwriters to the Selling Stockholders (the “Concurrent Share Repurchase”) under the Company’s existing share repurchase program. The Company plans to fund the Concurrent Share Repurchase from existing cash on hand. The underwriters will not receive any compensation for the shares being repurchased by the Company.

Goldman Sachs & Co. LLC, BofA Securities, Inc. and RBC Capital Markets, LLC are acting as joint bookrunners and underwriters for the offering.

Shelf registration statements (File No. 333-259270 and File No. 333-274915) relating to the resale of the shares were previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on September 2, 2021 and October 10, 2023, respectively. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on January 29, 2024. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. A copy of the preliminary prospectus supplement, the accompanying prospectus and the final prospectus supplement (when available) relating to the offering may be obtained by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; BofA Securities, Inc. by mail at One Bryant Park, New York, New York 10036, by email at dg.ecm_execution_services@bofa.com, Attention: Syndicate Department and with a copy to dg.ecm_legal@bofa.com, Attention: ECM Legal; or RBC Capital Markets, LLC, by mail at Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281, by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TD SYNNEX

TD SYNNEX is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s approximately 23,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 2,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of terms such as “propose,” “will,” “expect,” “shall,” and similar terms or the negative of such terms, and include, without limitation, statements regarding the expected completion, terms, size, and timing of the offering, and with respect to granting the underwriters a 30-day option to purchase additional shares. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by TD SYNNEX is contained in the section captioned “Risk Factors” in the prospectus supplement related to the public offering and from time to time in the Company’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2023, as well as subsequent SEC filings. The forward-looking statements contained in this release are as of the date of this release, and, except as required by law, TD SYNNEX does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.

Contact:

Liz Morali

Investor Relations

510-668-8436

ir@tdsynnex.com

Bobby Eagle

Global Corporate Communications

727-538-5864

bobby.eagle@tdsynnex.com